Exhibit 99.1

NEWS RELEASE

CONTACT:	James M. Gasior, President & CEO

(330) 282-4111

Cortland Bancorp Profits Increased 30% in 2Q14 and 46% in First Half of 2014

Fueled by Strong Net Interest Margin and Solid Loan Growth

CORTLAND, Ohio – July 28, 2014 — Cortland Bancorp (OTCQX: CLDB), the holding company for Cortland Savings and Banking Company, today reported earnings increased 30% to $1.0 million, or $0.23 per share, compared to $799,000, or $0.18 per share, for the second quarter of 2013. For the first six months ended June 30, 2014, net income increased 46% to $2.4 million, or $0.52 per share, from $1.6 million, or $0.36 per share for the six months ended June 30, 2013.

“Building on our momentum from the beginning of the year, our second quarter profitability was supported by strong balance sheet growth that drove up both net interest income and net interest margin year-over-year and year-to-date,” said James M. Gasior, President and Chief Executive Officer. “We also delivered key performance metrics with return on average assets (ROAA) of 0.77% in the second quarter, above the national average of 0.69% reported by SNL Financial at the end of the first quarter of 2014 for the 599 banks that make up the SNL Micro-Cap Bank Index. Return on average equity (ROAE) was 7.81%, also above the reported national average ROAE of 7.14% for the SNL U.S. Micro-Cap Bank Index last quarter.”

Second Quarter 2014 (at, or for the period June 30, 2014):

•	Earnings per share were $0.23, compared to $0.18 for the second quarter a year ago, and $0.29 for the first quarter of 2014. EPS increased 44% to $0.52 for the first half of 2014, compared to $0.36 for the first half of 2013.

•	Net interest income increased 8% to $4.4 million, compared to $4.1 million for the second quarter of 2013. Although net interest income declined 2% from the preceding quarter, year-to-date net interest income increased 8% to $8.9 million for the first half of 2014.

Cortland Bancorp Profits Increased 30% in 2Q14 and 46% in First Half of 2014

July 28, 2014

•	Net interest margin (NIM) expanded 34 basis points to 3.68% for the second quarter, compared to 3.34% for the second quarter a year ago, and compressed 2 basis points from 3.70% on a linked quarter basis. NIM improved 38 basis points to 3.69% for the first six months of 2014, compared to 3.31% for the first six months of 2013.

•	Total loans increased by $14.7 million, or 5%, to $316.6 million, compared to $301.9 million, at June 30, 2013, and grew by $4.3 million, or 1%, from $312.2 million at March 31, 2014.

•	Asset quality remained strong despite total nonperforming assets of $7.9 million, or 1.48% of total assets. Excluding performing restructured loans, nonperforming assets were $3.9 million or .70% of total assets.

•	Cortland Bancorp remained well capitalized with total risk-based capital to risk-weighted assets of 15.84% and tangible equity to tangible assets of 10.79%.

•	The Board of Directors of Cortland Bancorp approved a quarterly cash dividend of $0.05 per share, payable on August 28, 2014 to shareholders of record on August 11, 2014.

Operating Results

Net Interest Income

Primarily due to higher average loan balances and lower cost of funds, net interest income increased 8% to $4.4 million for the second quarter of 2014, compared to $4.1 million for the second quarter of 2013. Net interest income was $4.5 million for the first quarter of 2014. Year-to-date, net interest income increased 8% to $8.9 million compared to $8.2 million for the first half of 2013.

Net Interest Margin

“Our NIM has continued to improve over the last year, and NIM has remained high in the second quarter primarily as a result of significantly higher yields from our securities portfolio, and the slowdown in prepayments from our mortgage backed securities portfolio. NIM also benefited from lower cost of funds and loan growth,” added Gasior. NIM expanded 34 basis points to 3.68% for the second quarter of 2014, from 3.34% for the second quarter of 2013. As noted last quarter, an above average contribution from loan prepayment fees boosted first quarter margins to 3.70%. For the first six months of 2014, NIM increased 38 basis points to 3.69%, compared to 3.31% for the like period a year ago.

Cortland Bancorp Profits Increased 30% in 2Q14 and 46% in First Half of 2014

July 28, 2014

Non-Interest Income

Non-interest income, excluding investment gains, was $740,000 for the second quarter of 2014, compared to $1.3 million for the second quarter of 2013, and $732,000 for first quarter of 2014. In the first six months of 2014, non-interest income was $1.5 million, compared to $2.5 million for the first six months of 2013. The comparable six month decline in non-interest income was directly attributable to reduced mortgage originations and refinancing, which generated fee income through loan sales.

Our CSB Mortgage unit and the industry as a whole began to experience dramatic reductions in mortgage originations and refinancing during the second quarter of 2013. As the contraction of mortgage originations and refinances continued during the third quarter, the company decided to close wholesale mortgage operations,” said Gasior. “Our strategic decision to close the wholesale mortgage operations last year, as a result of the intense drop-off in mortgage refinancing activities, has proven to be prudent.”

“On a more positive note, our Cortland Investment Group continues to contribute non-interest fee income to quarterly revenues. Fee income added $84,000 to this quarter’s revenues and $165,000 for the first half of 2014. We expect fee income from wealth management sources to continue to add to our revenue stream, as assets under management grow,” added Gasior.

Operating Expenses

Non-interest expense for the second quarter of 2014 totaled $3.8 million, down 11%, from $4.3 million for the second quarter of 2013, and up 6% from $3.6 million for the first quarter of 2014. Non-interest expense dropped 12% to $7.5 million for the first six months of 2014, compared to $8.4 million for the first six months of 2013. The decline in non-interest expense year-over-year and for the first six months of 2014 was essentially due to initiatives put in place in the third quarter of 2013, specifically branch restructuring and the closing of the wholesale mortgage operations. The increase in non-interest expense in the second quarter from the preceding quarter was mainly the result of higher compensation expense reflecting the impact of merit increases and incentive program accruals.

Cortland Bancorp Profits Increased 30% in 2Q14 and 46% in First Half of 2014

July 28, 2014

The efficiency ratio for the second quarter of 2014 improved to 70.14%, compared to 78.45% for the second quarter of 2013. The improvement in the efficiency ratio is mainly attributable to personnel reductions in the mortgage unit and in certain branch offices including the Middlefield branch which was closed in the latter part of 2013. The Company did recognize an increase in expenses during the second quarter, including professional fees, public relations and marketing costs and printing expenses associated with annual financial report filings and the annual shareholder meeting. With the increase in second quarter expenses, the company was not able to match the efficiency ratio reported for the previous quarter. An efficiency ratio of 65.31% was reported for the first quarter of 2014

Income tax expense for the second quarter of 2014 was $246,000, compared to $204,000 for the second quarter of 2013, and $419,000 for the first quarter of 2014. “The effective tax rate for the second quarter of 2014 was 19.1%, which varies with the current rate of profitability and tax free components of our revenue stream,” said David Lucido, Chief Financial Officer.

Balance Sheet and Asset Quality

Total assets were $534.4 million at June 30, 2014, compared to $537.8 million at June 30, 2013, and $525.9 million at March 31, 2014. The decline in total assets from a year ago was primarily due to the reduction of higher-cost time deposits in the mix of total deposits during the year. The increase on a linked quarter basis was primarily a result of the growth in transaction deposit accounts.

Investment securities totaled $178.6 million at June 30, 2014, compared to $172.8 million at June 30, 2013, and $170.0 million at March 31, 2014. At the end of June 30, 2014, the securities-available-for-sale category was primarily comprised of high-grade mortgage-backed securities issued by U.S. Government sponsored entities.

Total loans increased 5% to $316.6 million at June 30, 2014, compared to $301.9 million a year ago, and were up 1% from $312.2 million at March 31, 2014. Interest and fees on loans contributed $3.96 million to second quarter revenues. “Loan demand in the second quarter was compelling with the majority of growth driven by commercial real estate loans and business loans, particularly in the hospitality and nursing home industries,” added Gasior. “Our strong earnings capacity and strong growth in loans, highlights our ability to deepen and grow customer relationships, as well as gain new customers and market share.”

Cortland Bancorp Profits Increased 30% in 2Q14 and 46% in First Half of 2014

July 28, 2014

“Credit quality remains strong, despite a minor increase in nonaccrual loans in the quarter, which was isolated to one customer relationship. We expect this nonperforming loan situation to be resolved in the third quarter,” commented Gasior. There were $4.0 million in performing restructured loans included in nonperforming loans at the end of the second quarter of 2014, as well as at March 31, 2014, and $2.2 million at June 30, 2013. Excluding performing restructured loans, nonperforming loans were $3.6 million at the end of June compared to $1.9 million in the preceding quarter and $2.8 million a year ago. “Borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, term extensions, or payment alterations are categorized as restructured loans,” said Lucido. The coverage ratio of the allowance for loan losses to nonaccrual loans was 116% at June 30, 2014, compared to 218% three months earlier, and 153% a year ago.

Net charge-offs were $67,000, or 0.09% of total average loans for the second quarter in 2014, compared to net recoveries of $104,000, or -0.14% of total average loans for the second quarter of 2013. Recoveries of $284,000 also exceeded charge-offs of $147,000 during the first quarter of 2014, creating a net charge-off ratio of -0.17% of total average loans.

The allowance for loan losses to total loans ratio was 1.31% at June 30, 2014, compared to 1.37% a year ago and 1.30% at March 31, 2014. The provision for loan losses was unchanged at $150,000 in the second quarters of both 2014 and 2013, as well as in the first quarter 2014.

Capital

Cortland Bancorp continues to remain well capitalized under all regulatory measures, with capital ratios exceeding the statutory well-capitalized thresholds by an ample margin. For the quarter ended June 30, 2014, capital ratios were as follows:

Ratio	Cortland Bancorp	Well-capitalized Minimum
Tier 1 leverage ratio	10.79%	5.00%
Tier 1 risk-based capital ratio	14.76%	6.00%
Total risk-based capital ratio	15.84%	10.00%

Cortland Bancorp Profits Increased 30% in 2Q14 and 46% in First Half of 2014

July 28, 2014

Regional Conditions

According to a recent article written by Casey Junkins in Shale Play, dated July 14, 2014, “St. Clairsville—One Monroe County Utica Shale well yielded 1.33 billion cubic feet of natural gas in over 67 days, while one in Harrison County pumped 26,095 barrels of oil during an 80-day period in late 2013. On the strength of eastern Ohio operations such as these, oil and natural gas production nearly doubled from 2012 to 2013 and grew by 65% from the first three months of 2013 to the first three months of 2014, according to figures released this week by the Ohio Department of Natural Resources.”—See more at: http://www.shaleplayohiovalley.com/page/content.detail/id/500914/Local-Ohio-Wells-Lead-Production-Increase.html?nav=5024.

Ohio’s unemployment rate for June was 5.5%, according to the monthly jobs report released Friday, July 17, 2014, by the Ohio Department of Job and Family Services. Though the jobless rate remained unchanged from May, the state gained considerably more jobs than it had the month before. Employment increased by 12,700 in June. http://www.cleveland.com/business/index.ssf/2014/07/ohios_unemployment_rate_55_sta.html.

The areas unemployment rate for select area counties has improved since last year and is in line with the state unemployment rate. The unemployment rate for Trumbull County improved from from 7.8% at May 2013 to 5.9% in May 2014 while the unemployment rate for Mahoning County improved from 7.8% at May 2013 to 5.8% at May 2014. Source: U.S. BLS, Local Area Unemployment Statistics.

“Our local economy is improving, and areas in northeast and the southeast regions of Ohio are seeing the very beginnings of activity in the shale and natural gas industry. This kind of activity is good for the region as a whole,” added Gasior.

About Cortland Bancorp

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the Company’s bank subsidiary, The Cortland Savings and Banking Company conducts business through twelve full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, and Ashtabula in Northeastern Ohio. For additional information about Cortland Banks visit http://www.cortland-banks.com.

Cortland Bancorp Profits Increased 30% in 2Q14 and 46% in First Half of 2014

July 28, 2014

Forward Looking Statement.

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Cortland Bancorp or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy, as those factors relate to our cost of funds and return on assets. In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

Cortland Bancorp Profits Increased 30% in 2Q14 and 46% in First Half of 2014

July 28, 2014

SELECTED FINANCIAL DATA

(In thousands of dollars, except for ratios and per share amounts)

Unaudited

	Three Months Ended					Six Months Ended
	June 30, 2014	June 30, 2013	Var %	March 31, 2014	Var %	June 30, 2014	June 30, 2013	Var %
SUMMARY OF OPERATIONS
Interest income	$5,123	$4,938	4%	$5,217	(2)%	$10,340	$9,983	4%
Interest expense	(726)	(858)	(15)	(744)	(2)	(1,470)	(1,769)	(17)

Net interest income	4,397	4,080	8	4,473	(2)	8,870	8,214	8
Provision for loan losses	(150)	(150)	—	(150)	—	(300)	(350)	(14)

NII after loss provision	4,247	3,930	8	4,323	(2)	8,570	7,864	9
Investment security gains (losses)	141	101	40	319	(56)	460	101	355
Non-interest income	806	1,279	(37)	732	10	1,538	2,549	(40)
Non-interest expense	(3,909)	(4,307)	(9)	(3,623)	8	(7,532)	(8,446)	(11)

Income before tax	1,285	1,003	28	1,751	(27)	3,036	2,068	47
Federal income tax expense	246	204	21	419	(41)	665	439	51

Net income	$1,039	$799	30%	$1,332	22%	$2,371	$1,629	46%

PER COMMON SHARE DATA
Number of shares outstanding (000s)	4,528	4,528	—%	4,528	—%	4,528	4,528	—%
Earnings per share	$0.23	$0.18	30	$0.29	(22)	$0.52	$0.36	46
Dividends	0.05	0.03	67	0.03	67	0.08	0.06	33
Market value	11.90	10.00	19	10.75	11	11.90	10.00	19
Book value	12.01	10.80	11	11.55	4	12.01	10.80	11
Market value to book value	0.99%	0.93%	7	0.93%	6	0.99%	0.93%	7
BALANCE SHEET DATA
Assets	$534,417	$537,809	(1)%	$525,926	2%	$534,417	$537,809	(1)%
Investments securities	178,592	172,827	3	169,975	5	178,592	172,827	3
Total loans	316,567	301,912	5	312,223	1	316,567	301,912	5
Total deposits	425,065	430,970	(1)	417,369	2	425,065	430,970	(1)
Borrowings	48,435	50,838	(5)	43,582	11	48,435	50,838	(5)
Shareholders’ equity	54,403	48,886	11	52,309	4	54,403	48,886	11
AVERAGE BALANCE SHEET DATA
Average assets	$536,276	$542,259	(1)%	$540,817	(1)%	$538,534	$550,093	(2)%
Average total loans	314,826	299,504	5	331,489	(5)	323,111	303,514	6
Average total deposits	424,119	435,937	(3)	425,772	—	424,941	443,560	(4)
Average shareholders’ equity	53,231	50,478	5	50,990	4	52,117	49,983	4
ASSET QUALITY RATIOS
Net (charge-offs) recoveries	$(67)	$104	(164)%	$137	(149)%	$70	$(30)	333%
Net (charge-offs) recoveries to average loans	(0.09)%	0.14%	(164)	0.17%	(149)	0.04%	(0.02)%	333
Non-performing loans as a % of loans	2.41	1.66	45	1.89	28	2.41	1.66	45
Non-performing assets as a % of assets	1.48	1.12	32	1.18	25	1.48	1.12	32
Allowance for loan losses as a % of total loans	1.31	1.37	(5)	1.30	1	1.31	1.37	(5)
Allowance for loan losses as a % of non-performing loans	0.54	0.83	(34)	0.69	(21)	0.54	0.83	(34)
FINANCIAL RATIOS\STATISTICS
Return on average equity	7.81%	6.33%	23%	10.45%	(25)%	9.10%	6.52%	40%
Return on average assets	0.77	0.59	31	0.99	(21)	0.88	0.59	49
Net interest margin	3.68	3.34	10	3.70	(1)	3.69	3.31	11
Efficiency ratio	70.14	78.45	(11)	65.31	7	67.73	76.41	(11)
Number of employees (FTE)	153	163	(6)	152	1	152	166	(8)
CAPITAL RATIOS
Tier 1 leverage ratio
Company	10.79%	10.45%	3%	10.48%	3%	10.73%	10.29%	4%
Bank	9.26	8.94	4	8.96	3	9.21	8.81	5
Tier 1 risk-based capital ratio
Company	14.76	13.81	7	14.89	(1)	14.76	13.81	7
Bank	12.70	11.84	7	12.75	(0)	12.70	11.84	7
Total risk-based capital ratio
Company	15.84	14.84	7	15.98	(1)	15.84	14.84	7
Bank	15.33	14.35	7	15.44	(1)	15.33	14.35	7